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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                   JUNE 30,                    JUNE 30,
                                                                   --------                    --------

                                                               1996          1995          1996           1995
                                                               ----          ----          ----           ----

  Net Income                                                 $ 35,746      $30,077        $67,415       $ 58,486
                                                             ========      =======        =======       ========

  Weighted average number of common shares
    outstanding during the period                              65,915       65,908         65,915         65,906

  Common equivalent shares                                      1,188          794          1,182            726
                                                             --------      -------        -------       --------

  Average number of shares outstanding                         67,103       66,702         67,097         66,632
                                                             ========       ======        =======       ========

  Earnings per Share                                         $   0.53      $  0.45        $  1.00       $   0.88



  Share data for all periods has been adjusted to reflect the 2-for-1 stock split payable on August 9, 1996, to shareholders of record on July 17, 1996.


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